Exhibit 15.1

November 11, 2002

West Marine, Inc
500 Westridge Drive
Watsonville, California 95076

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of West Marine, Inc and subsidiaries for the 13-week and 39-week periods ended September 28, 2002 and September 29, 2001, as indicated in our report dated October 16, 2002; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 28, 2002, is incorporated by reference in Registration Statement No. 333-87124, No. 333-04712, No. 333-03728,  No. 33-89322, No. 33-72956, No. 333-02903, No. 333-71147 and No. 333-38882 all on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/    DELOITTE & TOUCHE LLP

San Francisco, California